SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

METROPOLITAN EDISON COMPANY
(Exact name of registrant as specified in its charter)

Pennsylvania	23-0870160
(State of incorporation or organization)	(IRS Employee Identification No.)

c/o First Energy Corp., 76 South Main Street,	44308-1890
Akron, Ohio
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: N/A

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction
A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction
A.(d), check the following box. ☒

Securities Act registration statement file numbers to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, no par value per share
(Title of each class to be so registered)

N/A
(Name of each exchange on which each class is to be registered)

Item 1.   Description of Registrant’s Securities to be Registered

          The following description of Metropolitan Edison Company’s (the “Company”) common stock and the related provisions of its Amended and Restated Articles of Incorporation and Bylaws are summaries and are qualified by reference to its Amended and Restated Articles of Incorporation and Bylaws which have been previously filed with the SEC and are incorporated by reference as exhibits to this registration statement, as well as to applicable Pennsylvania law.

          The Company is authorized to issue 900,000 shares of common stock, with no par value per share (the “Common Stock”), 10,000,000 shares of preferred stock, with no par value per share having a maximum aggregate stated value of $250,000,000 (the “ Preferred Stock”). As of August 6, 2008, FirstEnergy Corp., the Company’s parent, owns and holds all 859,500 shares of the Company’s outstanding and authorized, fully paid and non-assessable Common Stock. There are no shares of Preferred Stock issued or outstanding.

          Holders of the Company’s Common Stock are entitled to one vote per share on all matters on which holders of Common Stock may vote. The vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Company’s Amended and Restated Articles of Incorporation requires a different vote. There is no right to vote cumulatively in the election of directors. The Company’s Common Stock does not provide for dividend, conversion, sinking fund, redemption or preemption rights. The Company’s board of directors may adopt an amendment to the Company’s Articles of Incorporation determining the division of shares into classes or into series within any class or classes, determination of the designation and the number of shares of any class or series, and the determination of the relative voting rights, preferences, limitations, rights to dividends, conversion rights, redemption rights, stated value, and other special rights of the shares of any class or series.

          Pursuant to the Company’s amended and restated bylaws, the board of directors may declare dividends upon the capital stock of the Company, subject to the provisions of the Articles of Incorporation, if any, at any regular or special meeting pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Articles of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the Company’s board of directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the Company’s board of directors shall think conducive to the interest of the Company and the Company’s board of directors may modify or abolish any such reserves in the manner in which it was created. The Company may from time to time enter into certain agreements which set restrictions on the amount of dividends that it may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The Company is subject to regulations by a state utility commission, which may impose limitations on investment returns or otherwise impact the amount of dividends that may be declared and paid by the Company.

Item 2.   Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Metropolitan Edison Company, effective December 19, 2007 (Incorporated by reference to Exhibit 3.9 to Form 10-K for the fiscal year ended December 31, 2007).

3.2	Amended and Restated Bylaws of Metropolitan Edison Company, dated December 14, 2007 (Incorporated by reference to Exhibit 3.10 to Form 10-K for the fiscal year ended December 31, 2007).

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 19, 2008	METROPOLITAN EDISON COMPANY

	By:	/s/ Richard R. Grigg
Richard R. Grigg
President

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Metropolitan Edison Company, effective December 19, 2007 (Incorporated by reference to Exhibit 3.9 to Form 10-K for the fiscal year ended December 31, 2007).

3.2	Amended and Restated Bylaws of Metropolitan Edison Company, dated December 14, 2007 (Incorporated by reference to Exhibit 3.10 to Form 10-K for the fiscal year ended December 31, 2007).